Exhibit 99.1

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Hello Everyone,

Moments ago, in a joint press release [LINK: https://www.businesswire.com/news/home/20221101005752/en/Johnson-Johnson-to-Acquire-Abiomed] from Abiomed and Johnson & Johnson it was announced that an agreement has been reached for Johnson & Johnson to acquire Abiomed. While it may take a couple of months or more for the transaction to close, it is very likely we are heading down this path to join an impressive global company. As you would expect, I have many emotions surrounding this decision. I would like to share with you the reasons why I and the Abiomed Board of Directors believe this is the right decision, at the right time, with the right partner to secure our future and position as the leader in heart recovery.

Specifically, I would like to highlight four points:

1.

The acquisition puts Patients First. Combining Abiomed’s proven technology and talented, dedicated team of employees with Johnson & Johnson’s global scale, financial strength, robust clinical expertise and manufacturing expertise will accelerate our timeline for heart recovery for patients all over the world. Per the agreement, Johnson & Johnson has committed to completing the most comprehensive randomized controlled trials (RCTs) ever done for high-risk PCI, STEMI and cardiogenic shock with our PROTECT IV, STEMI DTU and RECOVER IV RCTs respectively.

2.

Abiomed and Johnson & Johnson have similar cultures centered around patients and integrity. The companies have common values, purpose and a Patients First mindset. We have the I Am Abiomed Patients First Commitment [LINK: https://www.youtube.com/watch?v=3qWW46xKgb0]. Johnson & Johnson has “Our Credo,” which puts the needs and well-being of the people the company serves first. I encourage you to take a few minutes to read the Johnson & Johnson Credo at this link [LINK: https://www.jnj.com/credo/]. Furthermore, both companies have a “servant leadership” philosophy that empowers employees and values teamwork and innovation. These similarities were evident in the due diligence process and will ensure we move forward together while sustaining our winning culture. I also have confidence in and admiration for Johnson & Johnson’s CEO, Joaquin Duato, Executive Chairman Alex Gorsky, and Executive Vice President and Worldwide Chairman of MedTech Ashley McEvoy.

3.

The acquisition grows shareholder value, one of our four guiding principles. Upon closing, this transaction will deliver a significant cash value for Abiomed shareholders. For employee shareholders, this includes vested and unvested shares and options. Approximately 80% of Abiomed employees own Abiomed stock.

4.

The acquisition retains Abiomed as an entity and creates opportunities for Abiomed employees. The Abiomed entity will remain standalone in pursuit of our goals reporting into and supported by Johnson & Johnson [LINK: https://www.jnjmedtech.com/en-US/at-a-glance] MedTech. Abiomed will be the foundation as Johnson & Johnson leverages our presence in the cath lab, heart surgery suite and every ICU/CCU at hospitals world-wide. This maintains continuity and stability for Abiomed employees, while, over time, giving employees access to career growth opportunities that only a company of Johnson & Johnson’s size can provide. Johnson & Johnson has consistently been an employer of choice and earned that reputation by investing in its employees and being a steward for its communities.

Abiomed will be a wholly owned subsidiary of Johnson & Johnson, which means my role as Abiomed Chairman and CEO will no longer exist. So, after nearly 19 years, it is with both personal sadness and excitement for the integration that I am announcing, I will no longer be your Chairman and CEO when the acquisition closes. However, I am very proud to announce that at the close, the leadership of Abiomed will transition to Andrew Greenfield, who will be the next president and leader of the company.

Per the best-selling author Jim Collins, all good CEOs and boards prepare for succession planning by developing strong leaders and creating an inspiring culture throughout the organization. We have built an incredible global team at all levels who have my full confidence. Andrew has been with Abiomed for 17 years and currently serves as our Executive Vice President and Chief Commercial Officer. He has the experience, intellect, and mental toughness to lead us into the future. He has a track record of adapting and executing while delivering results. And Andrew leads with poise, integrity and empathy.

Together we have created our Patients First Commitment [LINK: https://www.youtube.com/watch?v=3qWW46xKgb0], Four Principles [LINK: https://www.youtube.com/watch?v=wWcueU6xd4o] and Heartbeat Operating Procedures [LINK: https://www.youtube.com/watch?v=x333cmxZya8] – our WHY, WHAT and HOW. You are ready to continue the mission and achieve our vision.

More information will continue in the days ahead and acquisitions like this typically take several months for regulatory and legal approval. During the transition period stay focused on your FY23 goals, especially on innovation, clinical research and patient outcomes.

At Abiomed, we Dream Big and Execute Bigger. For years, we have dreamed of making heart recovery the standard of care for patients all over the world. Combining the resources of Abiomed and Johnson & Johnson will allow us to make this dream come true faster than we ever thought possible.

I am Abiomed.

Patients First!

Mike

Liebe Kolleginnen und Kollegen,

vor wenigen Augenblicken wurde in einer gemeinsamen Pressemitteilung [LINK: https://www.businesswire.com/news/home/20221101005752/en/Johnson-Johnson-to-Acquire-Abiomed] von Abiomed und Johnson & Johnson bekannt gegeben, dass eine Vereinbarung zur Übernahme von Abiomed durch Johnson & Johnson getroffen wurde. Es kann zwar noch einige Monate dauern, bis die Transaktion abgeschlossen ist, aber es ist sehr wahrscheinlich, dass wir diesen Weg einschlagen und uns einem beeindruckenden globalen Unternehmen anschließen werden. Wie Ihr Euch denken könnt, bin ich von dieser Entscheidung sehr bewegt. Ich möchte Euch die Gründe darlegen, warum ich und der Vorstand von Abiomed der Meinung sind, dass dies die richtige Entscheidung zum richtigen Zeitpunkt und mit dem richtigen Partner ist, um unsere Zukunft und unsere Position als Marktführer im Bereich der Herzgenesung zu sichern.

Im Einzelnen möchte ich vier Punkte hervorheben:

1.

Bei der Übernahme stehen die Patienten an erster Stelle. Die Kombination der bewährten Technologie und des talentierten, engagierten Mitarbeiterteams von Abiomed mit der globalen Größe, der Finanzkraft, dem soliden klinischen Fachwissen und dem Fertigungs-Know-how von Johnson & Johnson wird unseren Zeitplan für die Genesung des Herzens für Patienten auf der ganzen Welt beschleunigen. Im Rahmen der Vereinbarung hat sich Johnson & Johnson verpflichtet, mit den RCTs PROTECT IV, STEMI DTU und RECOVER IV die umfassendsten, randomisierten und kontrollierten Studien (RCTs) durchzuführen, die jemals für Hochrisiko-PCI, STEMI und kardiogenen Schock durchgeführt wurden.

2.

Abiomed und Johnson & Johnson haben eine verwandte Kultur, in deren Mittelpunkt Patienten und Integrität stehen. Die Unternehmen haben gemeinsame Werte, Ziele und eine Einstellung, bei der die Patienten an erster Stelle stehen. Wir haben das I Am Abiomed Patients First Commitment [LINK: https://www.youtube.com/watch?v=3qWW46xKgb0]. Johnson & Johnson hat „Unser Credo“, das die Bedürfnisse und das Wohlergehen der Menschen, denen das Unternehmen dient, an die erste Stelle setzt. Ich empfehle Ihnen, sich ein paar Minuten Zeit zu nehmen und das Johnson & Johnson-Credo [LINK: https://www.jnjmedtech.com/de-DE/OurCredo] unter diesem Link [LINK: https://www.jnjmedtech.com/de-DE/OurCredo] zu lesen. Darüber hinaus verfolgen beide Unternehmen eine Philosophie der “unterstützenden Führung”, die die Mitarbeiter befähigt und Teamarbeit und Innovation schätzt. Diese Gemeinsamkeiten waren bei der Due-Diligence-Prüfung offensichtlich und werden dafür sorgen, dass wir gemeinsam vorankommen und gleichzeitig unsere erfolgreiche Unternehmenskultur beibehalten. Ich habe auch gleichzeitig Vertrauen in und Bewunderung für den CEO von Johnson & Johnson, Joaquin Duato, den Executive Chairman Alex Gorsky und den Executive Vice President und Worldwide Chairman von MedTech Ashley McEvoy.

3.

Die Übernahme steigert den Shareholder Value, eines unserer vier Leitprinzipien. Nach Abschluss der Transaktion wird diese einen erheblichen Barwert für die Abiomed-Aktionäre darstellen. Für die Mitarbeiter-Aktionäre umfasst dies sowohl zugeteilte als auch nicht zugeteilte Aktien und Optionen. Ungefähr 80% der Abiomed-Mitarbeiter besitzen Abiomed-Aktien.

4.

Bei der Übernahme bleibt Abiomed als eine Einheit erhalten und schafft gleichzeitig Perspektiven für die Mitarbeiter. Das Abiomed-Unternehmen wird eigenständig bleiben, um unsere Ziele weiter zu verfolgen, die wir an Johnson & Johnson MedTech [LINK: https://www.jnjmedtech.com/en-US/at-a-glance] berichten und die von Ihnen unterstützt werden. Abiomed wird die Grundlage sein, während Johnson & Johnson unsere Präsenz im Katheterlabor, in der Herzchirurgie und auf allen Intensivstationen in Krankenhäusern weltweit ausbaut. Dies gewährleistet Kontinuität und Stabilität für die Mitarbeiter von Abiomed und eröffnet ihnen im Laufe der Zeit Karrieremöglichkeiten, die nur ein Unternehmen der Größe Johnson & Johnsons bieten kann. Johnson & Johnson ist seit jeher ein renommierter Arbeitgeber und hat sich diesen Ruf durch Investitionen in seine Mitarbeiter und sein Engagement für seine Bezugsgruppen verdient.

Abiomed wird zu einer hundertprozentigen Tochtergesellschaft von Johnson & Johnson, was bedeutet, dass meine Rolle als Chairman und CEO von Abiomed nicht mehr existieren wird. Nach fast 19 Jahren kündige ich also mit persönlichem Bedauern, aber auch mit Freude über die Integration an, dass ich nach Abschluss der Übernahme nicht mehr Euer Chairman und CEO sein werde. Ich bin jedoch sehr stolz darauf, dass die Leitung von Abiomed nach Abschluss der Übernahme an Andrew Greenfield übergehen wird, der der nächste Präsident und Leiter des Unternehmens sein wird.

Laut dem Bestsellerautor Jim Collins bereiten sich alle guten CEOs und Vorstände auf die Nachfolgeplanung vor, indem sie starke Führungskräfte entwickeln und eine inspirierende Kultur im gesamten Unternehmen schaffen. Wir haben ein unglaubliches, globales Team auf allen Ebenen aufgebaut, das mein volles Vertrauen genießt. Andrew ist seit 17 Jahren bei Abiomed tätig und fungiert derzeit als Executive Vice President und Chief Commercial Officer. Er hat die Erfahrung, den Intellekt und die mentale Stärke, um uns in die Zukunft zu führen. Er hat eine Erfolgsbilanz bei der Anpassung und Umsetzung von Maßnahmen und der Erzielung von Ergebnissen. Und Andrew führt mit Gelassenheit, Integrität und Einfühlungsvermögen.

Gemeinsam haben wir unser Engagement für die Patienten [LINK: https://www.youtube.com/watch?v=3qWW46xKgb0], unsere vier Grundsätze [LINK: https://www.youtube.com/watch?v=aYO1mOtBfkM] und unsere “Heartbeat Operating Procedures” [LINK: https://www.youtube.com/watch?v=bVt-224jcQo] entwickelt - unser WARUM, WAS und WIE. Ihr seid bereit, die Mission fortzusetzen und unsere Vision zu verwirklichen.

Weitere Informationen werden in den kommenden Tagen folgen. Akquisitionen wie diese benötigen in der Regel einige Monate für die behördliche und rechtliche Genehmigung. Konzentriert Euch während der Übergangsphase auf Eure Ziele für das GJ23, insbesondere auf Innovation, klinische Forschung und Patientenergebnisse.

Bei Abiomed denken wir groß und setzen noch größere Ziele um. Seit Jahren träumen wir davon, die Wiederherstellung des Herzens zum Standard in der Versorgung von Patienten auf der ganzen Welt zu machen. Die Kombination der Ressourcen von Abiomed und Johnson & Johnson wird es uns ermöglichen, diesen Traum schneller zu verwirklichen, als wir es je für möglich gehalten hätten.

Ich bin Abiomed.

Die Patienten stehen an erster Stelle!

Mike

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皆さん、こんにちは。

先ほど、アビオメッドとジョンソン・エンド・ジョンソンの合同プレスリリース [LINK: https://www.businesswire.com/news/home/20221101005752/en/Johnson-Johnson-to-Acquire-Abiomed]で、ジョンソン・エンド・ジョンソンによるアビオメッド買収が合意に至ったことが発表されました。買収が完了するまでに数ヶ月以上を要するかもしれませんが、素晴らしいグローバル企業の仲間入りをする可能性が非常に高くなりました。ご想像の通り、この決断に関して皆さんは様々な感情を抱いているかと存じます。私やアビオメッド取締役会が、この決断がアビオメッドの将来と心機能回復のリーダーとしての地位を確立するために、適切な時期に、適切な相手と実施する正しい選択であると考える理由を、皆さんにお伝えします。

具体的に、次の4点を強調したいと思います。

1.

この買収は患者さん第一の考えに基づいて実施されます。アビオメッドの実績ある技術、そして能力のある献身的な従業員の皆さんと、ジョンソン・エンド・ジョンソンのグローバル規模、財務力、強固な臨床に関する専門知識および製造に関する専門知識を組み合わせることにより、世界中の患者さんの心機能回復への道筋の拡大を加速させることができます。この買収により、ジョンソン・エンド・ジョンソンは、 PROTECT IV、STEMI DTU、RECOVER IVそれぞれの無作為化比較試験において、高リスクPCI、STEMI 、心原性ショックに対するこれまでにない包括的な無作為化比較試験（ RCT）を完了させることを約束したことになります。

2.

アビオメッドとジョンソン・エンド・ジョンソンは 、患者さんと誠実さを第一に掲げるという共通した文化があります。両社は共通の価値観、目的、患者さん第一の考え方を持っています。アビオメッドは、「 I Am Abiomed Patients First Commitment [LINK: https://www.youtube.com/watch?v=3qWW46xKgb0]」を掲げています。ジョンソン・エンド・ジョンソンには「我が信条（ Our Credo）」があり、同社はサービスを提供する人々のニーズと幸福を第一に考えています。このリンクから、ジョンソン・エンド・ジョンソンのクレド [LINK: https://www.jnj.co.jp/jnj-group/our-credo]を数分間読んでみることをお勧めします。さらに、両社は従業員に力を与え、チームワークとイノベーションを大切にする「サーバントリーダーシップ」の理念を掲げています。これらの共通点はデューデリジェンスの過程で明らかになり、アビオメッドのウィニングカルチャーを持続させること、共に前進することを保証します。また、ジョンソン・エンド・ジョンソンの CEOであるホアキン・デュアト、エグゼクティブ・チェアマンのアレックス・ゴースキー、 MedTech担当エグゼクティブ・ヴァイス・プレジデント兼ワールドワイドチェアマンのアシュレイ・マクエボイを信頼し、また賞賛を送りたいと思っています。

3.	この買収は、アビオメッドの４原則の 1つである株主価値の最大化をもたらすものです。本買収は、クロージング後、アビオメッドの株主に大きなキャッシュバリューをもたらすでしょう。従業員株主の場合、これには権利確定済みおよび未確定の株式およびオプションが含まれます。アビオメッドの従業員の約 8割がアビオメッドの株式を保有しています。

4.

この買収により、アビオメッドは事業会社として存続し、アビオメッドの従業員に機会を創出します。アビオメッドは独立した事業会社として、ジョンソン・エンド・ジョンソンMedTech [LINK: https://www.jnjmedtech.com/en-US]にレポートし、サポートを受けながらゴールを追求します。ジョンソン・エンド・ジョンソンは、世界中の病院のカテ室、心臓手術室、 ICU/CCU におけるアビオメッドのプレゼンスを活用し基盤を構築していきます。これにより、アビオメッドの従業員は継続性と安定性を維持しながら、ジョンソン・エンド・ジョンソンのような規模の会社ならではのキャリアアップの機会を手に入れることができます。ジョンソン・エンド・ジョンソンは常に選ばれる雇用主であり、従業員への投資と地域社会における責務を担うことで、高い評価を得ています。

アビオメッドはジョンソン・エンド・ジョンソンの 完全子会社となるため、アビオメッド会長兼CEOとしての私の役割はなくなります。このため、個人的な寂しさと統合への興奮の両方を感じながら、買収が完了した時点で私が約 19年間にわたって務めた会長兼CEOを退任することを発表します。買収完了後、アビオメッドのリーダーシップは、次のプレジデント兼リーダーであるアンドリュー・グリーンフィールドが務めることを、私は大変誇りに思います。

ベストセラー作家のジム・コリンズによれば、優れたCEOや取締役会は、強力なリーダーを育成し、組織全体にインスピレーションを与える文化を創造することによって、後継者育成の準備をするのだそうです。私たちは、あらゆるレベルの素晴らしいグローバルチームを構築しており、私は彼らに全幅の信頼を寄せています。アンドリューはアビオメッドに 17年間在籍し、現在はエグゼクティブ・ヴァイス・プレジデント兼チーフ・コマーシャル・オフィサーとして活躍しています。彼は、私たちを未来に導くための経験、知性、精神的強さを備えています。彼は、結果を出しながら適応し、実行してきた実績があります。そして、アンドリューは、冷静さ、誠実さ、共感をもってリードしています。

私たちは、「アビオメッドの誓い- 患者さん第一 [LINK: https://www.youtube.com/watch?v=3qWW46xKgb0]」、「アビオメッド４原則 [LINK: https://www.youtube.com/watch?v=uHuiuAGzA9s]」、「心臓の鼓動-業務手順 [LINK: https://www.youtube.com/watch?v=C1lAmJ1iyEo]」そして、「なぜ」、「何を」、「どのように」、を共に創り上げてきました。皆さんは、このミッションを継続し、アビオメッドのビジョンを達成する準備ができています。

この買収は、通常、規制および法的承認に数ヶ月を要します。移行期間中は、 FY23の目標、特にイノベーション、臨床研究、患者さんの生存率の向上に集中してください。

アビオメッドでは、大きな夢を描き、より大きな実行をします。私たちは長年にわたり、心臓の回復を世界中の患者さんの標準的な治療とすることを夢見てきました。アビオメッドとジョンソン・エンド・ジョンソンのリソースを組み合わせることで、私たちはこの夢を想像以上に早く実現することができるでしょう。

アビオメッドで働く私はアビオメッドそのものです。

患者さん第一！

マイク・ミノーグ

Mike

Patients First!
Patienten stehen an erster Stelle!
Kanja-san Daiichi! 患者さん第一 ,

Michael R. Minogue

Chairman, President and Chief Executive Officer

ABIOMED, Inc.

22 Cherry Hill Drive | Danvers, MA 01923

Office: 978.646.1810 | Fax: 978.777.8411

mminogue@abiomed.com

www.abiomed.com [abiomed.com]

Recovering Hearts. Saving Lives.

[abiomed-6.wistia.com]

Click to Watch Abiomed’s Corporate Presentation [LINK: https://abiomed-6.wistia.com/medias/43mhlzxcqk]

“Above all else, keep watch over your heart, for herein lie the wellsprings of life.” – Proverbs

CONFIDENTIALITY NOTICE: This email message and any attachments are confidential and may be privileged and are meant to be read by the intended recipient only. If you are not the intended recipient, please notify sender immediately and destroy all copies of this message and any attachments without reading or disclosing their contents. Thank you.

Additional Information and Where to Find it

The tender offer described in this communication has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of ABIOMED, Inc. At the time the offer is commenced, Johnson & Johnson and its merger subsidiary, Athos Merger Sub, Inc., will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and ABIOMED, Inc. will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. ABIOMED, Inc. stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, as they may be amended from time to time, when they become available because they will contain important information that should be read carefully before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of ABIOMED, Inc. In addition, all of these materials (and all other materials filed by ABIOMED, Inc. with the Securities and Exchange Commission (“SEC”)) will be available at no charge from the SEC through its website at www.sec.gov [LINK: https://www.sec.gov/]. Investors and security holders may also obtain free copies of the documents filed with the SEC by ABIOMED, Inc. at https://investors.abiomed.com/investors/financials/sec-filings/default.aspx [LINK: https://investors.abiomed.com/investors/financials/sec-filings/default.aspx].

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, may be forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “should,” “likely,” “will” and other words and terms of similar meaning. Forward-looking statements include, among other things, statements regarding the potential benefits of the proposed transaction; the prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for ABIOMED’s business; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; any potential strategic benefits, synergies or opportunities expected as a result of the proposed transaction; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties.

Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; the risk that the proposed transaction may not be completed in a timely manner or at all; uncertainties as to how many of ABIOMED’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of this announcement or pendency of the proposed transaction on the ABIOMED’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; risks related to diverting management’s attention from ABIOMED’s ongoing business operations; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the potential that the strategic benefits, synergies or opportunities expected from the proposed acquisition may not be realized or may take longer to realize than expected; the successful integration of ABIOMED into Johnson & Johnson subsequent to the closing of the transaction and the timing of such integration; other business effects, including the effects of industry, economic or political conditions outside of ABIOMED’s control; transaction costs; and other risks and uncertainties detailed from time to time in documents filed with the SEC by ABIOMED, including ABIOMED’s current annual report on Form 10-K on file with the SEC, as well as the Schedule 14D-9 to be filed by ABIOMED and the tender offer documents to be filed by Johnson & Johnson and Athos Merger Sub, Inc. The effects of the COVID-19 pandemic may give rise to risks that are currently unknown or amplify the risks associated with many of these factors.

ABIOMED is providing the information in this filing as of this date and assumes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise.